Exhibit 10.3

EDS 1998 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2008

i

EDS 1998 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1       Establishment and Restatement.  The Company previously established the EDS 1998 Supplemental Executive Retirement Plan (the "EDS 1998 SERP") effective July, 1998.  The EDS 1998 SERP is intended to provide supplemental executive retirement plan benefits ("SERP Benefits") in accordance with the provisions hereof for certain Employees of the Employer whose benefits under the EDS Retirement Plan (the "Qualified Plan") are considered to be inadequate.  The EDS Compensation and Benefits Committee hereby amends and restates this EDS 1998 SERP in its entirety effective January 1, 2008, except where specifically provided otherwise.

1.2       Purpose.  This non‑qualified EDS 1998 SERP will be subject to amendment or termination at any time.  The EDS 1998 SERP was established as an unfunded, non‑tax‑qualified mechanism which may be used to enhance the Employer's ability to retain the services of certain Employees.  The EDS 1998 SERP was intended to be an unfunded plan for a select group of management or highly compensated employees as defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The EDS 1998 SERP has been designed to provide SERP Benefits for Employees who, on or after July 1, 1998, attain Early Retirement, Normal Retirement or Late Retirement pursuant to the terms and conditions herein.  The Targeted Pension is a single life pension annuity calculated upon  a different formula from the Qualified Plan formulas and upon the assumption that every Employee has never married, and that every Employee has elected to receive both the SERP Benefit and the Qualified Plan Benefit in the form of a single life annuity.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1       Definitions.  Whenever the following terms are used in this EDS 1998 SERP, they shall have the meanings set forth below unless the context otherwise requires, and when the defined meaning is intended herein, the first letter of each word comprising the term will be capitalized.

(a)        Actuarially Equivalent means a benefit of equivalent value to the SERP Benefit, the Targeted Pension or the Targeted Pension Reduced At Early Retirement, determined on the basis of the following interest and mortality assumptions:

 (i)        For purposes of calculating any form of benefit other than a lump sum, the mortality and interest rate assumptions shall be (A) a unisex mortality table derived from the 1994 Group Annuity Reserving Table assuming a group that is 50 percent male with female beneficiaries and 50 percent female with male beneficiaries; and (B) an interest rate of 7.5% per annum.

(ii)        For purposes of calculating a lump sum, the mortality and interest assumptions shall be (A) the mortality table published in Rev. Rul. 95‑6 or such other mortality table as may be published from time to time pursuant to Code section 417(e) and the regulations promulgated thereunder; and (B) the annual interest rate on 30‑year Treasury securities as of the second calendar month preceding the first day of the Plan Year that contains the date as of which benefit payments commence.

(b)       Beneficiary means the person or fiduciary designated by a Participant, pursuant to Section 4.10 (Beneficiaries) hereof, to receive his or her SERP Death Benefit, if any, in the event of his or her death.  The term "Beneficiary" shall also mean the person or fiduciary to whom any benefit is otherwise payable on account of the death of a Participant.  A person entitled to any benefit, including any death benefit, pursuant to the terms of a QDRO shall be treated as a Beneficiary with respect to such benefit payable pursuant thereto.

(c)        Benefit Commencement Date means, subject to Section 4.8(a), the first day of the calendar month following the later to occur of (i) the date on which the Participant Separates from Service, (ii) the date on which the Participant attains age 65 (or, if earlier, the date on which the Participant first attains his or her Earliest Potential Retirement Age), or (iii) December 31, 2007.

(d)       Cause shall mean (i) dishonesty by an Employee which results in substantial personal enrichment at the expense of the Company or (ii) demonstratively willful repeated violations of the Employee's obligations to the Company which are intended to result and do result in material injury to the Company.  In the event the Company terminates an Employee for Cause, the Company shall so notify the Employee of that fact in writing at the time of the termination, specifying the acts or conduct claimed to constitute such Cause.

(e)        Chairman shall mean the Office of the Chairman of the Board of Directors of EDS.

(f)        Code means the Internal Revenue Code of 1986, as amended.

(g)       Company means Electronic Data Systems Corporation, a Delaware corporation, or its successor.

(h)       Controlled Group Member means a company which is a member of a controlled group of companies, a group of trades or businesses under common control or an affiliated service group as defined, respectively, in Code Sections 414(b), (c) and (m), of which the Company is also a member, and any other entity required to be aggregated with the Company pursuant to Code Section 414(o).

(i)        Covered Compensation means the average of the Social Security Taxable Wage Bases for the 35 calendar years ending with the calendar year in which the Employee attains Social Security Retirement Age.  In determining an Employee's Covered Compensation for any Plan Year, it is assumed that the Social Security Taxable Wage Base in effect at the beginning of the Plan Year will remain the same for all future years.

(i)        An Employee's Covered Compensation for a Plan Year beginning before the 35‑year period described in this subsection is the Social Security Taxable Wage Base in effect as of the beginning of the Plan Year.  An Employee's Covered Compensation for a Plan Year ending after the 35‑year period described in this subsection is the Covered Compensation for the Plan Year in which the Employee attains Social Security Retirement Age.

(ii)        An Employee's Covered Compensation shall be automatically adjusted each Plan Year in accordance with tables published by the Internal Revenue Service pursuant to Treas. Reg. § 1.401(l)‑1(c)(7).

(iii)       For purposes of determining the Targeted Pension and the Targeted Pension Reduced At Early Retirement, as determined in accordance with Article IV of this EDS 1998 SERP, Covered Compensation is frozen at the date of the Employee's actual retirement.

(j)         Earliest Potential Retirement Age means, for any Employee, such Employee's age when he or she has (i) attained age fifty‑five (55), (ii) completed five years of Credited Service for Vesting (as defined in the Qualified Plan), and (iii) age and years of Credited Service for Vesting that total a sum equal to or greater than seventy (70).

(k)        Early Retirement shall mean retirement by an Employee who satisfies the eligibility requirements of Article III and retires on his or her Early Retirement Date.

(l)         Early Retirement Date shall be a date which is the first day of a month, on or after the Employee has attained his or her Earliest Potential Retirement Age, but before the Employee has reached his or her Normal Retirement Age.

Before a date may be treated as an Early Retirement Date, the Participant must give the Plan Administrator six months notice of his or her intent to take Early Retirement.   If an Employee who has notified the Plan Administrator of his or her intention to take Early Retirement decides to rescind his or her election to retire early prior to any commencement of SERP Benefits, he or she must again provide the Plan Administrator with six months notice of his or her intent to take Early Retirement.  Notwithstanding anything to the contrary herein, the Plan Administrator may waive the six month notice requirement.

(m)       Earnings means Earnings, as defined in the Qualified Plan or the Prior Plan, as applicable, at the time of determination, without regard to any limitations thereto imposed by the Code, provided that for purposes of this EDS 1998 SERP, such Earnings shall be determined on a calendar month basis using the Company's payroll records for each calendar month during a Plan Year.

(n)        EDS Compensation and Benefits Committee means the Compensation and Benefits Committee of the EDS Board of Directors.

(o)        Effective Date shall be July 1, 1998.

(p)        Employee means any member of a select group of management or highly compensated employees of the Employer who are employed in the United States.

(q)        Employer means the Company and such other employers that have adopted the Qualified Plan or as otherwise authorized by the EDS Compensation and Benefits Committee, as listed on Schedule B.

                        (r)        Final Average FICA Compensation means the average of an Employee's annual earnings up to the Social Security Taxable Wage Base from the Employer, any Controlled Group Member that is not a participating Employer in the Qualified Plan and any Non-US Subsidiary Company for the three consecutive complete calendar year period coincident with or immediately preceding the year the Employee retires hereunder.

If an Employee's entire period of employment with the Employer is less than three consecutive calendar years, the Employee's Final Average FICA Compensation shall be determined by dividing the total earnings, as reported for purposes of FICA, received by the Employee from the Employer by the Employee's entire period of employment (including fractional years), provided, however, that the year in which the Employee terminates employment shall be included in the calculation only if such year is the only year during which the Employee is employed.

In determining an Employee's Final Average FICA Compensation within this subsection, annual earnings in any year in excess of the Social Security Taxable Wage Base in effect at the beginning of such year shall not be taken into account.

(s)        Final Average Earnings means the average of the Employee's Earnings during the highest consecutive sixty (60) calendar months out of the consecutive one hundred twenty (120) calendar months through the calendar month in which the Employee retires under the EDS 1998 SERP; or if the Employee's period of Service is less than sixty (60) calendar months, then Final Average Earnings means the average of the Employee's Earnings over his or her entire period of employment.

(t)        Integration Level means the lesser of an Employee's Final Average FICA Compensation or Covered Compensation determined as of the date the Employee retires hereunder but in no case greater than the Social Security Taxable Wage Base in effect on the first day of the Plan Year within which the Employee retires hereunder.

(t)         Late Retirement means retirement by an Employee who satisfies the eligibility requirements of Article III and retires on his or her Late Retirement Date.

 (v)       Late Retirement Date shall be a specified date occurring on the first day of a month after the Employee's Normal Retirement Date.

(w)        Normal Retirement shall mean retirement by an Employee who satisfies the SERP Benefit eligibility requirements of Article III and retires on the Employees' Normal Retirement Date.

(x)         Normal Retirement Age means age sixty‑five (65).

(y)         Normal Retirement Date shall be a date which is the first day of the month that falls on or immediately after the date on which the Employee shall have attained his or her Normal Retirement Age.

(z)         Offset Reduction Percentage is defined in Section 4.3 (Targeted Pension Reduced At Early Retirement).

(aa)       Participant means an Employee who has retired under the EDS 1998 SERP and is eligible to participate pursuant to Section 3.1 (Participation) hereof and is not ineligible to participate pursuant to Section 3.2 (Ineligible Employees).

(bb)       Plan Administrator is defined in Section 5.1 (Administration).

(cc)       Plan Year means the six‑month period commencing July 1, 1998; provided, however, that effective January 1, 1999, Plan Year shall mean the calendar year.

(dd)      Prior Plan means the EDS Retirement Plan, as adopted by the Company and as in effect prior to July 1, 1998.

(ee)       Qualified Death Benefit means the Death Benefit, as defined in the Qualified Plan, provided under the Qualified Plan.

(ff)        QDRO means a "domestic relations order" as defined in Code Section 414(p)(1)(B).

(gg)       Qualified Plan means the EDS Retirement Plan, as adopted by the Company and as in effect after June 30, 1998.

(hh)      Qualified Plan Benefit shall mean the hypothetical single life annuity benefit that would be payable to the Participant monthly from the Qualified Plan, assuming the Participant was never married and has no court order affecting his or her benefit, as further discussed below.

For purposes of the EDS 1998 SERP, any reductions in the benefits payable from the Qualified Plan because the Participant may have actually elected to receive his or her benefit in a different form, because the benefit may be reduced on account of amounts which may be payable or are being paid to an alternate payee pursuant to a QDRO, because the Participant may have made one or more choice elections pursuant to Section 5.8 of the Qualified Plan, or because the Participant is also eligible to receive  benefits from a pension plan offered by a Non‑US Employer (as defined in the Qualified Plan) shall be ignored when computing the SERP Benefit, and shall not affect the amount of a Participant's Qualified Plan Benefit.  Under no circumstances shall the payment of any benefit to an alternate payee pursuant to a QDRO work to increase or decrease any SERP Benefit to an amount other than that which would be payable hereunder if there were not a benefit payable to such alternate payee.  Subject to the foregoing, the Qualified Plan Benefit is to be calculated pursuant to the pension benefit computation formulas of the Qualified Plan, as such formulas are in effect either (a) at the time of the Participant's retirement under the EDS 1998 SERP, or (b) at the Participant's death, in the event of the Participant's death before his or her retirement under the EDS 1998 SERP, provided such Participant had attained his or her Earliest Potential Retirement Age on or before his or her death, and as they may be in effect from time to time thereafter to the extent they would be determinative of the Qualified Plan Benefit that could be payable from time to time to the Participant or his or her spouse.

(ii)         Restoration Death Benefit means the Death Benefit, as defined in the Restoration Plan, provided under the Restoration Plan.

(jj)         Restoration Plan means the EDS Benefit Restoration Plan.

(kk)       Retirement Date means the Participant's Early Retirement Date, Normal Retirement Date or the Late Retirement Date as the case may be.

(ll)         Section 409A means Section 409A of the Code and any regulations or other guidance promulgated thereunder.

(mm)    Separation from Service, Separates from Service and Separated from Service  are intended to have the same meaning as the terms are defined and determined under Treasury Regulation Section 1.409A-1(h)(1) provided that a Participant who transfers his or her employment to a Controlled Group Member shall not have a Separation from Service.  This EDS 1998 SERP shall use the fifty percent (50%) or greater ownership threshold provided under Treasury Regulation Section 1.409A-1(h)(3) in determining whether a Participant "Separates from Service" under this Section 2.1(mm) and the term "Controlled Group Member" shall only include for such purposes a member of a controlled group of corporations under Code Section 414(b) or of a group of trades or businesses under common control under Code Section 414(c) of which the Company is also a member.  A Separation from Service is effective on the date on which the Participant and the Company or Participating Employer, as the case may be, first reasonably anticipate that either no further services or the 80% or greater reduction in the level of services provided by Treasury Regulation Section 1.409A-1(h)(1)(ii) will be performed by the Participant for the Company or Participating Employer.

(nn)      SERP Death Benefit is defined in Section 4.9 (Death Benefit).

(oo)      Social Security Retirement Age means age 65 for Participants born before 1938, age 66 for Participants born after 1937 and prior to 1955 and age 67 for Participants born after 1954.

(pp)      Social Security Taxable Wage Base means the contribution and benefit base in effect under Section 230 of the Social Security Act as of the first day in each Plan Year.

(qq)      Specified Employee shall, for the period described in the last sentence of this paragraph, mean a Participant who at any time during the 12-month period ending on the immediately preceding December 31 (the "Determination Period") met the definition of "key employee" as defined and determined under Internal Revenue Code Section 416(i) and the regulations thereunder because the Participant was: (i) an officer of the Company or a Controlled Group Member with Key Employee Compensation of at least $130,000 (as adjusted pursuant to Code Section 416(i)(1)(A)); (ii) a 5% owner of the Company; or (iii) a 1% owner of the Company with Key Employee Compensation of at least $150,000.  For purposes of (i) above, only an employee of the Company or a Controlled Group Member who, based solely on the nature of his or her respective duties, was an officer of the Company or a Controlled Group Member during the Determination Period and whose Key Employee Compensation during the Determination Period, when ranked with all other such officers of the Company and Controlled Group Members, was one of the fifty highest compensated officers during the Determination Period, shall be considered an officer of the Company or a Controlled Group Member, as the case may be, during such Determination Period.  If a Participant was a key employee during a Determination Period pursuant to the foregoing provisions, the Participant shall be considered a "Specified Employee" for the 12‑month period commencing on the April 1 immediately following such Determination Period provided that (A) each Participant who was a key employee during the Determination Period ended December 31, 2004 shall be considered a "Specified Employee" for the period January 1, 2005 through March 31, 2006 and (B) for the period January 1, 2005 through March 31, 2006 only, the "key employees" for the Determination Period ended December 31, 2004 shall include both (I) the fifty highest compensated officers of just the Company and (II) the fifty highest compensated officers of the Company and its Controlled Group Members on an aggregate basis.

For purposes of this Section 2.1(qq), the determination of which Participants are "key employees" pursuant to the preceding paragraph shall, in accordance with Treasury Regulation Section 1.415(c)-2(g)(5)(ii), be made by excluding all compensation of employees of the Company and its Controlled Group Members who were "nonresident aliens" (as such term is defined in Treasury Regulation Section 1.409A-1(j)) during the applicable Determination Period provided that such exclusion is made in all of the Company's and its Control Group Members' other nonqualified deferred compensation plans and arrangements that are subject to Section 409A.  In addition, for purposes of this Section 2.1(qq), the term "Key Employee Compensation" means, in accordance with Treasury Regulation Section 1.415(c)-2(d)(4), compensation received from the Company and any Controlled Group Members that is required to be reported under Code Sections 6041, 6051 and  6052 (i.e. Box 1 compensation) but, except as provided in the immediately preceding sentence, determined without regard to any rules that limit remuneration included in wages based on the nature or location of the employment or the services performed, increased by amounts excluded from compensation in lieu of benefits under a cash or deferred arrangement under Code Section 401(k), a cafeteria plan under Code Section 125 or a salary reduction agreement under Code Section 132(f)(4).  The term "Controlled Group Member" for purposes of this Section 2.1(51) shall only include a member of a controlled group of corporations under Code Section 414(b) or of a group of trades or businesses under common control under Code Section 414(c) of which the Company is also a member.

(rr)       Targeted Pension, sometimes hereinafter called Targeted Pension At Normal Retirement, is a single life pension annuity, calculated in accordance with Section 4.2 (Targeted Pension), that could be payable monthly from the Qualified Plan, the Restoration Plan and the EDS 1998 SERP, to an Employee who retires on his or her Normal Retirement Date under the assumptions that the Employee was never married, has no outstanding QDROs affecting his or her Qualified Plan Benefit, had never made a choice election pursuant to Section 5.8 of the Qualified Plan and elects to receive his or her Qualified Plan Benefit as a single life annuity.

(ss)      Targeted Pension Reduced At Early Retirement is a Participant's Targeted Pension, reduced in accordance with Section 4.3 (Targeted Pension Reduced At Early Retirement).

(tt)       Targeted Pension At Late Retirement is a Participant's Targeted Pension, adjusted as provided in Section 4.4 (Targeted Pension At Late Retirement).

(uu)    Years of Credited Service shall mean the sum of (i) number of years of Credited Benefit Service, as defined under the Prior Plan, with respect to any Service, as defined under the Prior Plan,  prior to July 1, 1998, plus (ii)  any periods of Service, as defined in the Qualified Plan, on or after July 1, 1998, but excluding the following periods of Service:  (A) any period of Service prior to the Participant's attainment of age 18; (B) any period of Service that would be disregarded pursuant to the provisions of Section 3.4 (Break‑in‑Service) of the Qualified Plan; (C) any period of Service for a Non‑US Subsidiary Company, as defined in the Qualified Plan (a "Non-US Subsidiary Company"), during which the Participant accrued benefits under another employer‑approved plan; (D) any period of Service with a Controlled Group Member, as defined in the Qualified Plan, that is not an Employer, except to the extent otherwise provided in a schedule to this Plan; (E) any period of Service for an Employer prior to the effective date of the Employer's adoption of the Plan; and (F) any period of Disability Leave of Absence, as defined in the Qualified Plan.

2.2       Qualified Plan and Prior Plan References.  Any references herein to the Qualified Plan or the Prior Plan shall refer to the provisions of the EDS Retirement Plan as in effect on any date of determination, as applicable.

2.3       Gender or Number.  Except when otherwise indicated by the context, any reference to the masculine gender shall also include the feminine gender, or vice versa, and the definition of any term in the singular shall also include the plural, or vice versa.

2.4       Severability.  In the event that any provision of the EDS 1998 SERP shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the EDS 1998 SERP, but the EDS 1998 SERP shall be construed and enforced as if the illegal or invalid provision had never been inserted.  The EDS Compensation and Benefits Committee shall have the right and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided herein.

2.5       Applicable Law.  To the extent not controlled by the laws of the United States of America, this EDS 1998 SERP shall be governed and construed in accordance with the laws of the State of Texas.

2.6       Contractual Obligations.  The EDS 1998 SERP is not an employment contract.  It does not give to any person any rights to continued employment with the Employer.  The EDS 1998 SERP does not give any person any rights to gain or to maintain eligibility to participate in the EDS 1998 SERP at his or her Retirement Date or any other date.  All Employees remain subject at all times to change of responsibility level, including, but not limited to, change of job, change of salary, transfer, discipline, layoff, discharge and any other change of employment status without regard for the impact that any change in employment status might have upon an Employee's eligibility to be a Participant in the EDS 1998 SERP.

2.7       Compliance with Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A.  This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the affected Participants).

ARTICLE III

PARTICIPATION

3.1       Participation.  After the Effective Date, the requirements of this Section 3.1 must be simultaneously satisfied by any Employee in the month prior to his or her Retirement Date.  The Employee must:

(a)        be designated as a Participant by the Compensation and Benefits Committee, which designation is reflected on the attached Schedule "A," as amended from time to time;

(b)        be in the active employment of the Company, a Controlled Group Member or a Non-US Subsidiary Company immediately prior to his or her Retirement Date or have been involuntarily terminated other than for Cause at any time after February 3, 2004 and prior to his or her Retirement Date;

(c)        be a participant in the Qualified Plan who is eligible for an Early, Normal, Late Retirement or Deferred Terminated Vested Benefit under the Qualified Plan; and

(d)       have executed any non‑compete or nondisclosure agreement, or such other agreements or documents, that the Plan Administrator may require as a condition for eligibility to receive a SERP Benefit.

(e)        Notwithstanding anything herein to the contrary, with respect to any Employee to whom additional Years of Credited Service or age are granted or whose SERP Benefit is otherwise adjusted pursuant to Section 4.12 (Additional Years of Credited Service or Age), the Chairman may waive any of the conditions listed in this Section 3.1; provided, however, that, subject to Section 4.14 (Continued Employment and Reemployment of Participant Receiving or Having Received Benefits), no SERP Benefit shall be payable to any Employee unless the Employee Separates from Service.

3.2       Ineligible Employees.

(a)        No person who has retired from the Employer prior to the Effective Date shall be eligible to be a Participant in the EDS 1998 SERP and receive a SERP Benefit.

(b)       No Participant shall vest in a  SERP Benefit until his or her Retirement Date.  A SERP Benefit shall be available to any Employee as a deferred vested benefit only in the event  that a Participant who meets the conditions of Section 3.1 (Participation) is not yet eligible to commence receipt of benefits under Section 4.8 (Payment) because he or she has not yet reached his or her Benefit Commencement Date.  No Employee or former Employee may grow into eligibility for a SERP Benefit while a retiree under the Qualified Plan nor while on leave of absence, long‑term disability, layoff or any other type of inactive status, except to the extent otherwise provided on Schedule A.

(c)        Notwithstanding an Employee's satisfaction of the requirements for participation herein, such Employee or his or her eligible spouse may nevertheless be deemed to be ineligible to participate or to continue to participate in the EDS 1998 SERP and be denied benefits hereunder if, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, the EDS Compensation and Benefits Committee finds that such Employee's employment has been terminated for Cause or, following such Employee's termination of employment, such Employee has:

(i)         violated any material written Employer policies, or

(ii)        directly or indirectly competed against the Employer (where indirect competition could include, but not be limited to, the Employee's having worked for or with others who compete against the Employer or do work that the Employer may otherwise have had the opportunity to compete for), or

(iii)       committed a felony or other major offense, or

(iv)       taken an action, or has failed to act in such a way, that is considered inimical or detrimental to the best interests of the Employer.

ARTICLE IV

TARGETED PENSION LEVEL,

SERP BENEFIT AND PAYMENT

4.1       Form of Benefit.

 (a)       The EDS 1998 SERP has been created to provide certain Employees with a specified level of single life pension annuity benefits.  The Targeted Pension is to be calculated in accordance with Section 4.2 (Targeted Pension) hereof, on the assumption that the Employee retires on his or her Normal Retirement Date with a single life annuity.

(b)        The Targeted Pension Reduced At Early Retirement, calculated in accordance with Section 4.3 (Targeted Pension Reduced At Early Retirement) is also a single life pension annuity benefit but it is a reduced form of the Targeted Pension since it is payable before Normal Retirement Age.  An Employee retiring on his or her Late Retirement Date shall receive a single life pension annuity benefit equal to a Targeted Pension At Late Retirement, calculated in accordance with Section 4.4 (Targeted Pension At Late Retirement) hereof.

(c)        Notwithstanding anything herein to the contrary, the amount of any SERP Benefit payable hereunder shall be limited, if and as necessary, so that the sum of (A) all supplemental retirement plan benefits (including, but not limited to any SERP Benefit hereunder) and (B) all benefits from a qualified defined benefit plan, together with any non‑qualified benefits that are based upon a qualified plan's defined benefit formulas,  and all benefits from a pension plan offered by a Non‑US Subsidiary Company that are payable to the Participant (in respect of service to all Controlled Group Members and all Non-US Subsidiary Companies) shall not exceed the Participant's Targeted Pension, under the assumption that all of the Participant's pensionable service to all Controlled Group Members and all Non-US Subsidiary Companies had been rendered, instead, to the Company alone.

4.2       Targeted Pension.  The Targeted Pension, which shall be payable to an Employee who commences receipt of his or her Qualified Plan Benefit as a Normal Retirement Benefit under the Qualified Plan, shall be equal to:

(a) multiplied by (b) where (a) and (b) are as follows:

(a)        is a fraction the numerator of which is equal to the Participant's Years of Credited Service (not to exceed 30), and the denominator of which is 30; and

(b)        is equal to (1) minus (2), where (1) and (2) are as follows:

(1)        is 55 percent of the Participant's Final Average Earnings; and

(2)        is 19.5 percent of the Participant's Final Average Earnings not in excess of the Participant's Integration Level.

4.3       Targeted Pension Reduced At Early Retirement.  When an Employee retires early with SERP Benefit eligibility and commences receipt of his or her Qualified Plan Benefit as an Early Retirement Benefit under the Qualified Plan, the first step in the computational process that must be followed to determine the single life annuity benefit herein called the Targeted Pension Reduced At Early Retirement is to calculate the Targeted Pension that would be payable at the Employee's Normal Retirement Age in accordance with Section 4.2 (Targeted Pension) hereof, with the Employee's service and compensation history with the Employer to the Early Retirement Date being treated as if it were a service and compensation history to Normal Retirement Date, and by reducing the amount determined under Section 4.2(b)(1) above by 4% for each year, and a prorata fraction thereof for any portion of a year, that the Employee's Early Retirement Date is earlier than the Employee's attainment of age 62.  In addition, the percentage specified in Section 4.2(b)(2) above shall be multiplied by the Offset Reduction Percentage in accordance with the following table for each year, and a prorata fraction thereof for any portion of a year (determined based on number of completed months), that the Employee's Early Retirement Date is earlier than the Employee's attainment of age 62; provided, however, that before the above described reductions are applied to determine the Targeted Pension Reduced At Early Retirement, the Targeted Pension will have been computed and capped, if necessary, as provided in Section 4.2, based upon the service, salary and bonus history that the Employee has as of his or her Early Retirement Date.

Age of Retirement 61 60 59 58 57 56 55	Offset Reduction Percentage .93333 .86667 .80000 .73333 .66667 .63333 .60000

4.4       Targeted Pension At Late Retirement.  When an Employee retires late with SERP Benefit eligibility and commences receipt of his or her Qualified Plan Benefit as a Late Retirement Benefit under the Qualified Plan, the computational methodology of Section 4.2 (Targeted Pension) hereof shall be used to calculate the single life annuity benefit called the Targeted Pension At Late Retirement recognizing that the Employee is retiring under the EDS 1998 SERP on his or her Late Retirement Date with his or her Targeted Pension based upon his or her service and compensation history with the Employer to the Late Retirement Date instead of to the Normal Retirement Date.  Accordingly, the Targeted Pension At Late Retirement is computed pursuant to Section 4.2 with the sole substitution being the use of Late Retirement for each reference to Normal Retirement.

4.5       SERP Benefits at Normal Retirement. The SERP Benefit payable, if any, to a Participant who commences receipt of his or her Qualified Plan Benefit as a Normal Retirement Benefit under the Qualified Plan shall be a SERP Benefit at Normal Retirement.  Such SERP Benefit  at Normal Retirement is a single life pension annuity that would be payable on the first of each month, beginning on the Employee's Benefit Commencement Date, and continuing monthly thereafter for the remainder of the Employee's lifetime.  The SERP Benefit at Normal Retirement shall be payable in a monthly amount equal to one‑twelfth of the single life pension annuity benefit, calculated as follows (but not less than zero):

Targeted Pension At Normal Retirement

(LESS)            (a)        the single life option of the Qualified Plan Benefit payable as of the Employee's Benefit Commencement Date, and

                        (b)        the single life option of the Restoration Plan benefit payable commencing at Normal Retirement.

4.6       SERP Benefit at Early Retirement.  The SERP Benefit payable, if any, to a Participant who commences receipt of his or her Qualified Plan Benefit as a Normal Retirement Benefit under the Qualified Plan shall be a SERP Benefit at Early Retirement.  Such SERP Benefit at Early Retirement is a single life pension annuity that would be payable on the first of each month, beginning on the Employee's Benefit Commencement Date, and continuing monthly thereafter for the remainder of the Employee's lifetime.  The SERP Benefit at Early Retirement shall be payable in a monthly amount equal to one‑twelfth of the single life pension annuity benefit, calculated as follows (but not less than zero):

Targeted Pension Reduced At Early Retirement

(LESS)            (a)        the single life option of the Qualified Plan Benefit payable as of the Employee's Benefit Commencement Date, and

                        (b)        the single life option of the Restoration Plan benefit payable commencing at Early Retirement.

4.7       SERP Benefit at Late Retirement.  The SERP Benefit payable, if any, to a Participant who commences receipt of his or her Qualified Plan Benefit as a Late Retirement Benefit under the Qualified Plan shall be a SERP Benefit at Late Retirement.  Such SERP Benefit  at Late Retirement is a single life pension annuity that would be payable on the first of each month, beginning on the Employee's Benefit Commencement Date, and continuing monthly thereafter for the remainder of the Employee's lifetime.  The SERP Benefit at Late Retirement shall be payable in a monthly amount equal to one‑twelfth of the single life pension annuity benefit, calculated as follows (but not less than zero):

Targeted Pension at Late Retirement

(LESS)            (a)        the single life option of the Qualified Plan Benefit payable as of the Employee's Benefit Commencement Date, and

                        (b)        the single life option of the Restoration Plan benefit payable commencing at Late Retirement.

4.8       Payment.

(a)        Payment of a SERP Benefit will, subject to Section 4.8(e), commence on the Participant's Benefit Commencement Date.   Notwithstanding the preceding sentence, if a Participant is a Specified Employee on the date of the Participant's Separation from Service, payment of the Participant's SERP Benefit shall not commence under this Section 4.8(a) until the later of (i) the Participant's Benefit Commencement Date or (ii) subject to Section 4.8(e), the first day of the seventh (7th) calendar month following the calendar month in which the Participant Separates from Service (provided that if the Participant dies prior to such first day of the seventh calendar month and a survivor SERP Benefit is payable to the Participant's spouse, such survivor SERP Death Benefit shall, subject to Section 4.8(e), commence on the first day of the calendar month after the Plan Administrator receives notice of the Participant's death).  In the event the payment date in (ii) applies, (A) the SERP Benefit payments that the Participant would otherwise have received had payments started on the Benefit Commencement Date shall be accumulated and, subject to Section 4.8(e), paid to the Participant in a single lump sum payment on the date set forth in (ii) (unless the Participant dies prior to such first day of the seventh calendar month, in which case the lump sum shall, subject to Section 4.8(e), be paid to the Participant's Beneficiary on the first day of the calendar month after the Plan Administrator receives notice of the Participant's death) and (B) such lump sum payment shall be increased for earnings at the prorated annual rate of 7.5% for the period beginning on the Participant's Benefit Commencement Date and continuing through the date on which the lump sum payment is made to the Participant or the Participant's Beneficiary.

(b)        Participants shall be given the right to elect under this EDS 1998 SERP to receive any Actuarially Equivalent form of life annuity that may be elected under the Qualified Plan other than the Level Income Benefit.  Payments under the elected form shall be Actuarially Equivalent to a single life annuity form.  All such elections shall be made separately under this EDS 1998 SERP in accordance with procedures adopted and on a form provided by the Plan Administrator.  A Participant who has Separated from Service but has not yet commenced payment of his or her SERP Benefit may change his or her prior payment election only in accordance with procedures adopted and on a form provided by the Plan Administrator.  In the event that a Participant is also eligible to receive a Restoration Benefit, then his or her election under this EDS 1998 SERP will also control the distribution of his or her Restoration Benefit.  If a Participant fails to elect the form of annuity available under this Section 4.8(b) prior to the Participant's Benefit Commencement Date, the Participant's SERP Benefit shall be paid in the form of the Single Life Annuity (without Cost of Living Adjustment) provided under the Qualified Plan if the Participant is not married on his or her Benefit Commencement Date and the Qualified Joint and Survivor Annuity (without Cost of Living Adjustment) provided under the Qualified Plan if the Participant is married on his or her Benefit Commencement Date.

(c)        Notwithstanding anything herein to the contrary, if the value of the Participant's SERP Benefit under this EDS 1998 SERP, as determined in accordance with procedures established by the Plan Administrator, plus the balance of the Participant's Restoration Account, if any, under the Restoration Plan, as determined in accordance with procedures established by the Plan Administrator, does not exceed $15,000, then such SERP Benefit shall, subject to Section 4.8(e), be distributed in a single lump sum on the first day of the calendar month following the calendar month in which the Participant Separates from Service provided, however, that if the Participant is a Specified Employee on the date of the Participant's Separation from Service, (A) the lump sum shall, subject to Section 4.8(e), be paid on the first day of the seventh (7th) calendar month following the calendar month in which the Participant Separates from Service (unless the Participant dies prior to such first day of the seventh calendar month, in which case the lump sum shall, subject to Section 4.8(e), be paid to the Participant's Beneficiary on the first day of the calendar month after the Plan Administrator receives notice of the Participant's death) and (B) such lump sum payment shall be increased for earnings at the prorated annual rate of  7.5% for the period beginning on the first day of the calendar month following the calendar month in which the Participant Separates from Service and continuing through the date on which the lump sum payment is made to the Participant or the Participant's Beneficiary.   The provisions of this Section 4.8(c) shall not apply to the Participant's SERP Benefit unless the Participant's interest in all other plans, agreements, methods, programs or arrangements that must be aggregated under Treasury Regulation Section 1.409A‑1(c)(2) with the Participant's SERP Benefit under this EDS 1998 SERP are terminated and liquidated in their entirety at the same time as the lump sum payment under this Section 4.8(c).

(d)       Notwithstanding anything herein to the contrary, in reliance on the linked election transition rule set forth in IRS Notice 2005-1, Q&A-23, which rule was extended until December 31, 2007 by the IRS Notice 2006-79 (the "Linked Election Transition Rule"), a Participant who is eligible to commence his or her SERP Benefit during the period January 1, 2005 through December 31, 2007 will commence such SERP Benefit at the same time the Participant commences payment of his or her Qualified Plan Benefit (provided that the Participant commences his or her Qualified Plan Benefit prior to January 1, 2008).

(e)        The payment or commencement of payments under this EDS 1998 SERP shall be made or shall begin on the date specified in this EDS 1998 SERP or as soon as administratively practicable thereafter.  However, if for administrative or any other reasons there is a delay in the payment or commencement of payments beyond the date specified in the Plan, the payment or commencement of payments shall not be delayed beyond the last day permitted under Treasury Regulation Section 1.409A-3(d) for treating a delayed payment as having been made on the applicable specified payment date.

(f)        Notwithstanding anything herein to the contrary, in the event that all or any portion of a Participant's vested SERP Benefit is includible in the Participant's income as a result of a failure to comply with the requirements of Section 409A, the Plan shall automatically pay to the Participant during the Plan Year in which such failure is identified a lump sum payment equal to the present value of the vested SERP Benefit that is required to be included in the Participant's income as a result of such failure.

4.9       Death Benefit.

(a)        If a Participant dies at a time when (i) his or her beneficiary under the Qualified Plan is entitled to payment of a Qualified Death Benefit, (ii) he or she has satisfied the eligibility requirements set forth in Section 3.1 (Participation) and (iii) he or she would otherwise be eligible to receive a Targeted Pension Reduced at Early Retirement, a Targeted Pension At Normal Retirement, or a Targeted Pension At Late Retirement, then such Participant's Beneficiary shall be entitled to a SERP Death Benefit under this Plan.

(b)        The SERP Death Benefit payable on account of a Participant shall equal (i) the  Actuarially Equivalent present value of the Targeted Pension that would be payable under this Plan, calculated as if the Participant had commenced payment of his or her Qualified Benefit immediately prior to his or her death, including adjustment for Early or Late Retirement, if applicable, offset by (ii) the sum of the Actuarially Equivalent present values of the Qualified Death Benefit and the Restoration Death Benefit payable on account of such Participant.

 (c)       The SERP Death Benefit shall, subject to Section 4.8(e), be payable in a single lump‑sum payment on (i) the first day of the calendar month after the Plan Administrator receives notice of the Participant's death or (ii) in accordance with Section 4.9(f), on the date as of which the Participant's Qualified Death Benefit is paid;  provided, however, that the Participant's spouse may instead receive the Death Benefit in the form of an immediate annuity payable for the life of the Participant's spouse and, subject to Section 4.8(e), commencing on (I) the date set forth in (i) above or (II) in accordance with Section 4.9(f), the date as of which payment of the Participant's Qualified Death Benefit commences, if the Participant makes an election to have his or her SERP Death Benefit payable to his or her spouse as an annuity (provided that such election must be made prior to the deadline set forth in Section 4.9(g) below).  Such election shall be made in accordance with procedures adopted by the Plan Administrator.  In the event a Participant elects to have his or her SERP Death Benefit payable to his or her surviving spouse as an annuity, such spouse may instead elect to receive such SERP Death Benefit in the form of a lump sum, provided, however, that such lump sum shall equal the Actuarially Equivalent present value of the SERP Death Benefit reduced by six percent (6%) (and provided further that such election by the spouse must be made prior to the deadline set forth in Section 4.9(g) below).

(d)       Notwithstanding any provision herein to the contrary, if the value of the SERP Death Benefit, as determined in accordance with procedures established by the Plan Administrator, plus the value of the Participant's Restoration Death Benefit, as determined in accordance with procedures established by the Plan Administrator, does not exceed $15,000, then such SERP Death Benefit shall, subject to Section 4.8(e), be paid to the Beneficiary in a single lump sum on the date set forth in Section 4.9(c)(i).  The provisions of this Section 4.9(d) shall not apply to the SERP Death Benefit unless the Participant's interest in all other plans, agreements, methods, programs or arrangements that must be aggregated under Treasury Regulation Section 1.409A-1(c)(2) with the SERP Death Benefit under this EDS 1998 SERP are terminated and liquidated in their entirety at the same time as the lump sum payment under this Section 4.9(d)

(e)        No payment shall be made to a Beneficiary in accordance with this Section if, as of the date of the Participant's death, such Participant would be deemed ineligible to participate in the Plan pursuant to Section 3.2 (Ineligible Employees).

(f)        The payment date or commencement date of the SERP Death Benefit under Sections 4.9(c)(ii) or 4.9(c)(II) shall be the date on which the Qualified Death Benefit is paid or commences, as applicable, provided that this Section 4.9(f) shall, in accordance with the Linked Election Transition Rule, not apply where the payment or commencement of the Qualified Death Benefit is after December 31, 2007.  In the event this Section 4.9(f) does not apply, then the SERP Death Benefit shall, subject to Section 4.8(e), be paid or commence on the date set forth in Sections 4.9(c)(i) or 4.9(c)(I), as applicable.

(g)        In reliance on the distribution election transition rule set forth in IRS Notice 2005-1, Q&A-19(c), which rule was extended until December 31, 2007 by IRS Notice 2006-79 (the "Distribution Election Transition Rule"), Participants (and, where applicable, their surviving spouses) may make the elections provided in Section 4.9(c) at any time prior to December 31, 2007.  However, in the case of an Employee who first becomes employed by an Employer after December 31, 2007, such Employee may make the election provided by Section 4.9(c) at any time prior to the thirtieth (30th) day after the date on which the Employee becomes employed

4.10     Beneficiaries.  Each Participant may, on a form provided for that purpose, signed and filed with the Plan Administrator at any time prior to distribution of such Participant's SERP Benefit, designate a Beneficiary or Beneficiaries to receive the SERP Death Benefit or any benefit which may be payable in the event of such Participant's death.  Each such designation may be revoked by such Participant by signing and filing with the Plan Administrator a new designation of Beneficiary form prior to complete distribution of such pension benefit.

In the event that a Participant has not designated a Beneficiary, his Beneficiary shall be his spouse.  If the Participant does not have a surviving spouse, then his Beneficiary shall be his estate or, if the Participant does not have an estate, then the Participant's SERP Death Benefit or any benefit that is payable on the Participant's death shall be paid in accordance with the intestate succession laws of the state where the Participant maintained his or her principal residence at the time of death.  An individual shall be considered to be a Participant's surviving spouse only if he or she had been married to the Participant for at least twelve (12) months prior to the Participant's date of death.

If a Participant has designated the Participant's spouse as a Beneficiary and as of the time of the occurrence of a distributable event, the Participant is no longer married to such designated Beneficiary and has not properly designated another Beneficiary in lieu of the Participant's ex‑spouse, then such designated Beneficiary shall be paid benefits in accordance with the Beneficiary designation and the terms of the Plan.

Notwithstanding anything herein to the contrary, if the Participant is also the Participant in the Restoration Plan, then the Beneficiary for the Restoration Plan and this Plan for purposes of the SERP Death Benefit and the Restoration Death Benefit must be the same individual or individuals.  In the event that the Participant files designations purporting to designate different Beneficiaries for such benefits, then the designation under this Plan shall control for purposes of determining the Participant's Beneficiary or Beneficiaries for both the Restoration Plan and this Plan.

4.11     Adjustment to Benefit Payments  In the event that, after a Participant's SERP Benefit has been determined under this Article IV and the Participant has commenced receipt of his or her SERP Benefit, the amount payable to a Participant under the Qualified Plan is increased due to increases in the Section 415 Limitation applicable to such payments or for any other reason other than an actuarially equivalent adjustment that does not increase the total benefit payable from the Qualified Plan, then such Participant's SERP Benefit shall be reduced to the extent necessary so that the Participant's SERP Benefit does not cause the total benefit payable to such Participant to exceed the Participant's Targeted Pension, as provided in Section 4.1(c).

4.12     Reduction, Suspension or Elimination of Benefits.  The EDS Compensation and Benefits Committee, in its sole discretion, may at any time reduce, suspend or eliminate any SERP Benefit otherwise payable to a Participant or an eligible spouse, if the Participant has acted or failed to act in one or more of the ways specified in Section 3.2(c) (Ineligible Employees).  Any such reduction, suspension or elimination of SERP Benefits payable hereunder to a Participant shall automatically apply to any benefits that would be payable hereunder to the Participant's eligible spouse.  However, any decision to reduce, suspend or eliminate a benefit for reason of a Participant's employment with a competitor of the Employer or because of actions considered inimical or detrimental to the best interests of the Employer, shall be made by the EDS Compensation and Benefits Committee after consideration of the facts and circumstances of the situation and any advice and recommendations received from the Chairman.

4.13     Additional Years of Credited Service or Age.  In the sole and absolute discretion of the Chairman, subject only to the review of the EDS Compensation and Benefits Committee, or in the discretion of the EDS Compensation and Benefits Committee, a Participant may be (i) provided with additional years of age, Years of Credited Service, or Years of Credited Service for Vesting, as defined in the Retirement Plan, for any purpose under this EDS 1998 SERP Plan,  (ii) provided with benefits supplemental to, or otherwise calculated in a different manner from, his or her Targeted Pension, or (iii) permitted to commence payment of his or her SERP Benefit notwithstanding the fact that such Participant is not yet eligible for or has not yet commenced payment of his or her benefit under the Qualified Plan (provided that such commencement date, in reliance on the Distribution Election Transition Rule, must be set forth in a written agreement entered into before December 31, 2007).  Any such additional benefit or payment provisions shall be as set forth in a separate, written agreement with such Participant which shall otherwise be subject to all the terms of this 1998 EDS SERP.

4.14     Contingent Rights.  No Employee or Participant shall have a vested or future interest in, or entitlement to, any benefits from the Plan until the last day of the month immediately preceding his or her Retirement Date, at which time such SERP Benefits shall be fully vested, subject only to forfeiture as provided in Section 3.2(c) (Ineligible Employees) and Section 4.12 (Reduction, Suspension, or Elimination of Benefits).  As a non‑qualified Plan, any benefit hereunder is made subject to the conditions precedent as set forth herein and to the rights reserved herein by the EDS Compensation and Benefits Committee to reduce, suspend, or eliminate benefits hereunder, to terminate or amend the Plan, and the EDS Compensation and Benefits Committee's discretionary authority to deem any Employee ineligible hereunder.

4.15     Continued Employment and Reemployment of Participant Receiving or Having Received Benefits

(i)         No benefits accrued under this EDS 1998 SERP may be distributed to a Participant unless the Participant Separates from Service.

(ii)        Notwithstanding anything herein to the contrary, if a Participant who Separates from Service and begins receiving a distribution of his or her SERP Benefit is subsequently reemployed, payment of such Participant's SERP Benefit shall continue without interruption.  At the time of the Participant's subsequent Separation from Service, his or her SERP Benefit shall be recalculated and payment of his or her SERP Benefit shall be adjusted to reflect any increase in his or her SERP Benefit attributable to his or her additional service.

ARTICLE V

ADMINISTRATION

5.1       Administration.  The Company's Vice President, Global Compensation and Benefits  shall be the Plan Administrator.  The Plan Administrator shall have the authority that is expressly stated in this EDS 1998 SERP as being delegated and empowered to the Plan Administrator and shall have the authority to handle the day‑to‑day administration of the EDS 1998 SERP and to administer and interpret the EDS SERP according to its provisions, subject only to review by the EDS Compensation and Benefits Committee.

5.2       Finality of Determination.  Determinations of the Plan Administrator as to any disputed questions arising under this EDS 1998 SERP, including questions of construction and interpretation shall be final, binding, and conclusive upon persons.  All determinations reserved for the EDS Compensation and Benefits Committee herein shall be final, binding and conclusive upon all persons.

5.3       Expenses.  The expenses of administering the EDS 1998 SERP shall be borne by the Company.

ARTICLE VI

MERGER, AMENDMENT, AND TERMINATION

6.1       Merger, Consolidation or Acquisition.  In the event of a merger, consolidation, or acquisition where the Company is not the surviving corporation, this EDS 1998 SERP shall continue as an obligation of the surviving corporation.

6.2       Amendment and Termination.  The EDS Compensation and Benefits Committee may amend, modify, or terminate the EDS 1998 SERP at any time; provided, however, that no amendment or termination of the EDS 1998 SERP shall deprive a Participant or eligible spouse of any benefit vested prior to the date of amendment or termination.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1       Funding.  Benefits hereunder shall constitute an unfunded obligation of the Company, but the Company may create reserves, funds, and/or provide for amounts to be held in trust on the Company's behalf.  Payment of benefits may be made by the Company, on behalf of the Company  by such a trust or through a service or benefit provider to the Company or such trust.  No Participant, Employee, or any other person shall have any right, title, or interest whatsoever in or to, or any preferred claim in or to, any such trust assets or to any other investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing the payments described in this EDS 1998 SERP.  Nothing contained in this EDS 1998 SERP, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company or any other Employer and a Participant, Employee, or any other person.

Notwithstanding the preceding paragraph, no assets shall be transferred to any trust to fund payments under this EDS 1998 SERP for any Participant who is an "applicable covered employee" (as such term is defined in Code Section 409A(b)(3)(D)) during (i) any period during which the Qualified Plan or any successor plan is in "at-risk" status (as such term is defined in Code Section 430(i)), (ii) any period the Company or any Participating Employer is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (iii) the twelve month period beginning on the date which is six months prior to the date of termination of the Qualified Plan or any successor plan where, as of the date of such termination, such plan is not sufficient for benefit liabilities (within the meaning of section 4041 of the Employee Retirement Income Security Act of 1984, as amended).  In addition, no assets shall be transferred to any trust to fund payments under this EDS 1998 SERP if such transfer would violate any of the restrictions under Code Section 409A(b).

7.2       Tax Withholding.  The Company may withhold or cause to be withheld from any benefit payment any withholding or other taxes required to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any withholding or other taxes which may be due and owing as a result of any SERP Benefit or the creation or maintenance of this EDS 1998 SERP.

7.3       Other Plans.  No benefit payable hereunder shall be deemed compensation to the Participant for the purposes of computing benefits to which such Participant may be entitled under the Qualified Plan or any other plan or arrangement of the Company or any other Employer for the benefit of its employees.

7.4       Anti‑assignment and Nontransferability.  An Employee, Participant, eligible spouse or other person shall have no rights, by way of anticipation or otherwise, to assign or otherwise dispose of any interest under this EDS 1998 SERP, nor shall rights be assigned or transferred by operation of law.  No SERP Benefits hereunder may be assigned except pursuant to a QDRO.

IN WITNESS WHEREOF, the EDS Compensation and Benefits Committee has caused this restatement to be executed on this 19TH day of December, 2007.

COMPENSATION AND BENEFITS COMMITTEE
OF THE BOARD OF DIRECTORS OF ELECTRONIC DATA
SYSTEMS CORPORATION

/S/ MICHAEL E. PAOLUCCI

Michael E. Paolucci, Secretary of the Committee and

Vice President, Global Compensation and Benefits of EDS